[FORM OF LOCK-UP AGREEMENT]

August 12, 2008

i2 Telecom International, Inc.

5070 Old Ellis Pointe

Suite 110

Roswell, GA 30076

Dear Sirs:

Reference is made to that certain Warrant Exercise Consent Agreement, dated as of August 12, 2008 (the “Consent Agreement”), by and among i2 Telecom International, Inc., a Washington corporation (the “Company”), and the Investors party thereto, (the “Investors”) pursuant to which the Investors shall exercise warrants (the “Warrant Exercise”) of the Company, which Warrant Exercise shall be converted into shares of the Company’s Common Stock. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Consent Agreement.

As an inducement to the Company to execute the Consent Agreement, the undersigned hereby agrees that from the date hereof (the “Effective Date”) until the first anniversary of such date (the “Lock-Up Period”), the undersigned will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, the number of shares of Common Stock set forth on the signature page hereto which shares are beneficially owned by the undersigned on the date hereof and entitled to certain registration rights (the “Shares”), enter into any transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Shares, whether any such aforementioned transaction is to be settled by delivery of the Shares, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the Company except for the following; (i) the Investors shall be restricted to sell up to 1,400,000 common shares of the Company per month for a period of twelve months; and (ii) provided that the Company’s market capitalization is in excess of $100 million twelve months from the Effective Date, the Investors shall be restricted to sell up to 1,400,000 common shares of the Company per month for a second period of twelve months.

Any shares of Common Stock beneficially owned by the undersigned as of the date hereof, including the Shares, except for any shares of Common Stock or other securities of the Company acquired by the undersigned after the date hereof are subject to the terms of this letter agreement. A transfer of any Shares to a family member or trust or any other entity may be made, provided the transferee agrees to be bound in writing by the terms of this letter agreement prior to such transfer.

In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of shares of the Shares if such transfer would constitute a violation or breach of this letter agreement.

This letter agreement shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned. This letter agreement shall lapse and become null and void if the transactions contemplated by the Consent Agreement shall not have occurred before 180 days from the Effective Date of this agreement.

Very truly yours,

Vestal Venture Capital

BY:	21st Century Strategic Investment Planning, LC

Allan R. Lyons

ITS:	General Partner

Number of Shares of Common Stock

Subject to this Letter Agreement: ____________________

507138